Exhibit 8.1

D: +1 (212) 225-2694

    jfactor@cgsh.com

October 4, 2022

Mangomill plc

48 E. 85th Street, 9E

New York, NY 10028

Ladies and Gentlemen:

We have acted as counsel to Angel Pond Holdings Corporation, a Cayman Islands exempted company (the “APHC”), in connection with the Business Combination, including the merger of Merger Sub with and into APHC, with APHC continuing as the surviving corporation, and APHC’s subsequent election to be treated as a disregarded entity for U.S. federal income tax purposes (the “Irish Domestication Merger”) and holders of APHC ordinary shares receiving shares in the capital of Irish Holdco as consideration. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Business Combination Agreement, dated as of January 31, 2022 (the “Business Combination Agreement”).

At your request, and in connection with the filing of the Registration Statement, dated as of June 22, 2022, as amended, we are rendering our opinion regarding certain U.S. federal income tax consequences of the Irish Domestication Merger.

For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the officer of APHC dated October 4, 2022 (the “Officer’s Certificate”), and have assumed that such factual statements and representations will be accurate and complete as of the Domestication Merger Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Business Combination Agreement and the Registration Statement and the documents referenced therein and such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) the description of the Business Combination set forth in the Business Combination Agreement represents the entire understanding of APHC with respect to the Business Combination and there are no other written or oral agreements regarding the Business Combination other than those expressly referred to in the Business Combination Agreement; (2) each agreement referenced in the Registration Statement to effect the Business Combination will be consummated in accordance therewith and as described therein (and no transaction or condition described therein and affecting this opinion will be waived or modified); (3) neither APHC nor any of its respective affiliates is or will be a party to any oral or written agreement relating to the Business Combination that may cause any of the statements and representations set forth in the Officer’s Certificate to be untrue, incorrect, or incomplete in any respect; and (4) APHC will treat the Irish Domestication Merger, for U.S. federal income tax purposes, in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Business Combination Agreement or the documents referenced herein, our opinion as expressed below may be adversely affected.

Mangomill plc, p. 2

Our opinion relates solely to the specific matters set forth below, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Irish Domestication Merger. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind, including upon the Internal Revenue Service or the courts. Accordingly, there is no assurance that the Internal Revenue Service or a court will not take a contrary position to those expressed in this opinion. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof, including if such change applies retroactively.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations —U.S. Holders—Effects of the Irish Domestication Merger on U.S. Holders” we are of the opinion that, under current U.S. federal income tax law:

(1)	the Irish Domestication Merger will qualify as an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code; and

(2)

if finalized in their current form, proposed Treasury Regulations under Section 1291(f) of the Code would not require gain recognition to U.S. holders of APHC Class A Ordinary Shares and APHC Public upon the Irish Domestication Merger; however, there is no certainty that these proposed Treasury Regulations will be finalized.

The opinions expressed herein is being furnished in connection with the filing of the Registration Statement and the description of tax consequences of the Irish Domestication Merger to APHC’s U.S. shareholders as described therein, and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Jason R. Factor
Jason R. Factor, a Partner